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                                                                    Exhibit 10.5

                                                  February 21, 2001

J. Raymond Elliott
54595 Country Road 8
Middlebury, Indiana  46540

                            PERSONAL AND CONFIDENTIAL

Dear Ray:

     Previously you and Bristol-Myers Squibb Company ("Bristol-Myers Squibb") executed a letter agreement dated October 15, 2000 (the "2000 Agreement"), and a letter amendment dated January 4, 2001 (the "2001 Amendment"), that described the bonus payments and other incentives that you would receive in the event that Zimmer, Inc. ("Zimmer") was sold to a third-party entity on or before September 30, 2001. It now appears possible that Bristol-Myers Squibb may divest its interest in Zimmer through a "spin-off" transaction involving the distribution of Zimmer stock to Bristol-Myers Squibb shareholders (the "Spin-Off"). The Spin-Off may be preceded by a public offering of Zimmer shares (the "IPO"). During the divestiture process, we believe that operating the Zimmer business as usual is in the best interests of Bristol-Myers Squibb, Zimmer and its employees. To provide assurance to you and to help ensure that the Zimmer business is managed and operated efficiently and effectively both before and after the divestiture, Bristol-Myers Squibb and Zimmer wish to offer you the incentives described in this letter. If these incentives are satisfactory and you wish to participate, please sign and return this letter in the manner described on the last page of this letter.

     The terms and conditions of this letter agreement will apply in the event of an IPO or Spin-Off of Zimmer that occurs on or before September 30, 2001 and, with respect to payments and benefits contingent upon a Spin-Off, the consummation of the Spin-Off on or before March 31, 2002. In the event of a disposition of Zimmer which is not an IPO or Spin-Off occurring on or before September 30, 2001 and, with respect to payments and benefits contingent upon a Spin-Off, if the Spin-Off is not completed on or before March 31, 2002, the terms and conditions of this letter agreement will terminate and will not apply. Please note that if Zimmer is sold to a third party entity on or before September 30, 2001, you will receive the bonus payments and other incentives subject to the conditions described in the 2000 Agreement and the 2001 Amendment.

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J. Raymond Elliott
February 21, 2001
Page 2

     As a member of the Zimmer management team, you are expected to carry out the duties and responsibilities of your job during the coming months. In addition, your assistance will be necessary to complete the divestiture process. For your extra efforts and cooperation in helping Bristol-Myers Squibb and Zimmer during this period, you will be provided with the following incentives, subject to all of the terms and conditions of this letter agreement:

1. SPECIAL STOCK OPTION AWARD. Effective on the date of the Spin-Off or, if it occurs first, the IPO, (the "Effective Date"), you will receive an option to purchase shares of Zimmer stock with an economic value at the time of grant of $875,000 using a generally accepted valuation methodology. This option will be issued under a new option and equity compensation plan (the "Zimmer Stock Incentive Plan") that will be adopted by Zimmer's Board of Directors. Your option will vest in equal installments over a period of four years provided that you remain employed with Zimmer during that time, or as provided otherwise under the Zimmer Stock Incentive Plan. The exercise price will equal the fair market value of Zimmer stock at the time the option is granted.

2. SPECIAL RESTRICTED STOCK AWARD. As of the Effective Date, you will receive a grant of Zimmer restricted stock with a value (determined as if no restrictions applied) of $300,000. The restricted stock will vest in three equal installments on the third, fourth and fifth anniversaries of the grant of the award provided that you remain employed with Zimmer during that time. Any dividends that are payable on Zimmer stock will be paid to you on this restricted stock on a current basis. This restricted stock will also be issued under the Zimmer Stock Incentive Plan.

3. CONVERSION OF EXECUTIVE STOCK OPTIONS. Any Bristol-Myers Squibb stock options granted to you prior to the Effective Date (including, but not limited to, the options awarded to you on January 3, 2000 pursuant to a 50% reduction in target cash bonus under the Bristol-Myers Squibb Company Performance Incentive Plan ("PIP")) that are outstanding on the date of the Spin-Off, will be converted into new Zimmer stock options. The number of shares and the exercise price of your new Zimmer options will be determined by the Bristol-Myers Squibb Board of Directors based upon a conversion ratio that will be used for all Zimmer employees and that preserves any gains earned through the date of conversion. Your new Zimmer options will be vested in the same proportion that your Bristol-Myers Squibb options were vested and the nonvested portion of your new Zimmer options will vest from the original grant date of your Bristol-Myers Squibb options according to the vesting schedule in such Bristol-Myers Squibb options. Certain of your Bristol-Myers Squibb options were subject to a price appreciation threshold of 30% for a period of eight years following grant. Your new Zimmer options will also be subject to a 30% price appreciation threshold that will be based upon the adjusted exercise price of your Zimmer options and future share price appreciation of Zimmer shares, subject to the requirement that the price appreciation threshold be met for 15 consecutive trading days. Any Bristol-Myers Squibb stock options granted to you after the date of this letter agreement that

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J. Raymond Elliott
February 21, 2001
Page 3

are converted into new Zimmer stock options will reflect any applicable conditions to exercisability such as vesting requirements or price appreciation thresholds.

4. CONVERSION OF RESTRICTED STOCK AWARDS. Your Bristol-Myers Squibb restricted shares that are unvested as of the Effective Date, including those that you have held less than one year from their date of grant, will be exchanged for Zimmer restricted shares of equal value (in each case determined as if no restrictions applied) determined on the Effective Date. Your restricted Zimmer shares shall be subject to vesting based upon the vesting schedule of the original Bristol-Myers Squibb restricted share grant.

5.  LONG-TERM PERFORMANCE AWARDS.

     A. 1999-2001 BRISTOL-MYERS SQUIBB LONG-TERM PERFORMANCE AWARD. Your participation in the 1999-2001 Bristol-Myers Squibb Long-Term Performance Award ("1999-2001 LTP") cycle will terminate as of the Effective Date. In lieu of such participation or any payment under the 1999-2001 LTP, you will receive a cash payment equal to a full term award (i.e., based on 36 months of deemed participation) that you would have received pursuant to the terms of the 1999-2001 LTP award cycle had you worked for Bristol-Myers Squibb for the entire award period. Payment to you will be based upon Bristol-Myers Squibb's actual performance during the 36-month award cycle (which will be the same for other participants who continue to be employed by Bristol-Myers Squibb during the entire cycle) and will be determined by Bristol-Myers Squibb under the terms of the 1999-2001 LTP. Payment to you of this cash amount will occur on the normal payment date for participants in the 1999-2001 LTP (which is anticipated to be in February, 2002).

     B. 2001-2003 BRISTOL-MYERS SQUIBB LONG-TERM PERFORMANCE AWARD. Your participation in the 2001-2003 Bristol-Myers Squibb Long-Term Performance Award ("2001-2003 LTP") cycle will terminate as of the Effective Date. In lieu of such participation or any payment under the 2001-2003 LTP, effective on the Effective Date, you will be awarded a Zimmer stock option with a value equal to the full LTP award. The number of shares and the exercise price of this Zimmer stock option will be determined by the Bristol-Myers Squibb Board of Directors using a generally accepted valuation methodology. Your option will vest in equal installments over a period of four years provided that you remain employed with Zimmer during that time or as provided otherwise under the Zimmer Stock Incentive Plan.

6. 2001 PERFORMANCE INCENTIVE PLAN. Your 2001 PIP payment under the 2001 PIP will be calculated in accordance with the following terms and conditions: (i) your full target bonus will be in effect in 2001; (ii) your payment will be based upon actual results versus targeted

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J. Raymond Elliott
February 21, 2001
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performance criteria through the Effective Date, subject to the established PIP payout schedule; (iii) if the Effective Date is on or before June 30, 2001, a six-month bonus payment will be made; (iv) if the Effective Date occurs after June 30, 2001, you will accrue additional months of bonus credit beyond six months subject to any applicable conditions of the PIP; and (v) your 2001 PIP payment will be made on December 15, 2001 and February 15, 2002 consistent with the current plan provisions, provided that you remain employed with Zimmer through the aforementioned payment dates.

7. SPECIAL SEVERANCE UPON TERMINATION OF EMPLOYMENT. In addition to the other payments specified in this letter agreement, you may be eligible for special severance payments pursuant to either (A) or (B) below (note that should you become reemployed by Bristol-Myers Squibb or any of its affiliates following your receipt of severance payments, you may be obligated to repay a portion of any severance payments as required by the Bristol-Myers Squibb Company Severance Plan ("BMS Severance Plan")). The special severance payments described in this letter agreement will be in lieu of, and not in addition to, the severance (if any) that might ordinarily have been payable to you under the terms of the BMS Severance Plan.

     A. EMPLOYMENT CONTINUED BY ZIMMER BUT TERMINATED WITHIN 12 MONTHS. In the event that your employment with Zimmer is initially continued after the Effective Date, but is subsequently terminated prior to the first anniversary of the date of the Spin-Off, and you do not at such time become reemployed by Bristol-Myers Squibb or any of its affiliates, you will receive severance "make-up" benefits (in lieu of any amount payable pursuant to the BMS Severance Plan). The severance benefits hereunder, when combined with any severance payments from Zimmer for which you may be eligible, will increase your total severance benefits under this paragraph to an amount equal to two years of your base salary at the rate in effect on the date immediately prior to the Effective Date (regardless of the amount that you would otherwise be entitled to receive under the terms of the BMS Severance Plan). The severance make-up benefits described in this paragraph will be paid to you in accordance with the payment schedule and subject to all of the terms and conditions of the BMS Severance Plan in effect as of the Effective Date (including but not limited to the terms providing for the eligibility for severance pay, and the determination of which circumstances constitute a termination pursuant to which severance pay would be payable).

     B. EMPLOYMENT NOT CONTINUED BY ZIMMER. In the event that your employment is not continued by Zimmer as of the Effective Date, and you have neither been retained nor reemployed by Bristol-Myers Squibb at such time, you will be eligible to receive a severance benefit in an amount equal to two years of your base salary at the rate in effect on the date immediately prior to the Effective Date, (regardless of the amount that you would otherwise be entitled to receive

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J. Raymond Elliott
February 21, 2001
Page 5

          under the terms of the BMS Severance Plan). The severance benefits described herein will be paid to you in accordance with the payment schedule and subject to all of the terms and conditions of the BMS Severance Plan in effect as of the Effective Date, (including but not limited to the terms providing for the eligibility for severance pay, and the determination of which circumstances constitute a termination pursuant to which severance pay would be payable). You acknowledge and agree that, in the event that Zimmer provides severance payments to you, whether through contractual obligation or otherwise, the amount of severance payments that you actually receive from Zimmer will set off and reduce Bristol-Myers Squibb's obligations under this subparagraph (B) on a dollar-for-dollar basis.

8.  TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL.

     A. SPECIAL SEVERANCE. In the event that Zimmer terminates your employment following a Change in Control (as defined below), and provided that your termination occurs after the Effective Date and prior to the first anniversary of the date of the Spin-Off, and provided further that you do not at such time immediately become reemployed by Bristol-Myers Squibb or any of its affiliates, at the time of your termination, Zimmer will provide you with a special severance payment equal to three times the sum of (i) the higher of your annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which your termination is based or in effect immediately prior to the Change in Control, and (ii) the aggregate amount of your target annual bonus payment under the Zimmer Performance Incentive Plan (or any similar bonus plan of Zimmer then in effect) in effect immediately prior to the occurrence of the circumstances giving rise to your termination (provided that if it is not practicable to determine the amount that your aggregate target bonus would have been for the year of your termination, then your target annual bonus payment will be deemed to be the amount of the largest aggregate annual bonus paid to you during the five years immediately prior to the year in which you are terminated).

     B. VESTING OF OPTIONS AND RESTRICTED STOCK. If you receive the special severance described in this paragraph 8, as of the date of your termination,any stock options awarded to you under the Zimmer Stock Incentive Plan will become fully exercisable (without regard to any vesting and price appreciation threshold requirements that would otherwise apply) for a period of three months commencing on the date of your termination. In addition, vesting and performance restrictions on any grants of restricted Zimmer stock awarded to you under the Zimmer Stock Incentive Plan which, as of the date of your termination,

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J. Raymond Elliott
February 21, 2001
Page 6

          have not then lapsed shall lapse automatically on the date of your termination and you will own such stock free and clear of all such restrictions.

     C. DEFINITION OF CHANGE IN CONTROL. For the purpose of this paragraph 8, a "Change in Control" shall be deemed to have occurred if:

          (i) any Person (as defined below) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Zimmer's securities (not including in the securities beneficially owned by such Person any securities acquired directly from Zimmer or its affiliates) representing 20% or more of the combined voting power of Zimmer's then outstanding securities;

          (ii) the individuals who constitute the Zimmer Board of Directors immediately after the Effective Date cease for any reason to constitute a majority thereof (other than any director designated by a Person or entity who has entered into an agreement with Zimmer to effect a transaction described in clause (i), (iii) or (iv) of this sub-paragraph 8.C. and whose election by the Zimmer Board of Directors or nomination for election by Zimmer's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors immediately after the Effective Date or whose election or nomination for election was previously so approved;

          (iii) Zimmer's shareholders approve a merger or consolidation of Zimmer with any other corporation, other than (A) a merger or consolidation which would result in Zimmer's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under a Zimmer employee benefit plan, at least 75% of the combined voting power of the voting securities of Zimmer or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Zimmer (or similar transaction) in which no Person acquires more than 50% of the combined voting power of Zimmer's then outstanding securities; or

          (iv) Zimmer's shareholders approve a plan of complete liquidation of Zimmer or an agreement for the sale or disposition by Zimmer of all or substantially all of Zimmer's assets.

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J. Raymond Elliott
February 21, 2001
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               The foregoing notwithstanding, the Spin-Off and any event
               occurring in conjunction with the Spin-Off shall not constitute a Change in Control and a Change in Control shall not include any event, circumstance or transaction occurring during the six-month period following a Potential Change in Control which results from the action of any entity or group which you control wholly or partly or with which you are affiliated. For the purpose of this paragraph 8, "Potential Change in Control" means Zimmer entering into an agreement the consummation of which would result in a Change in Control, a public announcement by Zimmer or any other Person of its intent to take or consider taking actions which, if consummated, would constitute a Change in Control, any Person who is or becomes the beneficial owner, directly or indirectly of Zimmer securities representing 10% or more of the combined voting power of Zimmer's outstanding securities as of the date of the Spin-Off, increases such Person's beneficial ownership by 5% or more, or Zimmer's Board of Directors adopts a resolution to the effect that, for the purpose of this agreement, a Potential Change in Control has occurred. For the purpose of this paragraph 8, "Person " has the meaning given under Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include Bristol-Myers Squibb, Zimmer or any of their respective subsidiaries, a trustee or other fiduciary holding securities under an employee benefit plan of Bristol-Myers Squibb, Zimmer or any of their respective subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities, or a corporation owned, directly or indirectly, by the stockholders of Zimmer in substantially the same proportions as their ownership of stock of Zimmer.

     D. EXCISE PAYMENT. In the event that any special severance payment or other payment to you exceeds 110% of the maximum amount of such payments that could be paid to you under this paragraph 8 without being subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code, Zimmer will pay you an additional amount such that the amount you retain after deduction of any excise tax and any other Federal, state and local employment and income taxes is equal to the present value of such special severance payments and other payments. In the event that any special severance payment or other payment to you exceeds the maximum amount of such payments that could be paid to you without being subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code but is less than 110%, of such amount, Zimmer shall reduce such payments to you to an amount equal to maximum amount that may be paid to you without being subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code.

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J. Raymond Elliott
February 21, 2001
Page 8

     E. OTHER SEVERANCE PLANS. The severance benefits described in this paragraph 8 are in lieu of, and not in addition to, the severance (if any) that might otherwise have been payable to you under the terms of either the BMS Severance Plan or the Zimmer Severance Plan.

9. VESTING IN PENSION PLAN AND SAVINGS PLAN. In addition to the incentives specified in this letter agreement, your unvested benefits under the Bristol-Myers Squibb Company Retirement Income Plan and the Bristol-Myers Squibb Company Savings and Investment Program will become fully vested as of the consummation of the Spin-Off.

10. SHORT SERVICE ADJUSTMENT. In view of your short service with Bristol-Myers Squibb, and the impact that this may have on your ability to accrue a pension benefit under the Bristol-Myers Squibb Retirement Income Plan, on the Effective Date , you will be awarded deferred stock units with respect to Zimmer stock in an amount equivalent to $500,000. At the time of your retirement or termination of employment, your deferred stock units will be distributed to you in the form of a lump sum cash payment. Your payment will be equal to the number of deferred stock units awarded to you multiplied by (i) the market value of Zimmer stock at the time of your termination or retirement, plus (ii) the sum of all dividends credited on a share of Zimmer stock during the period commencing upon the date of your deferred stock award and the date of your termination or retirement. The number of your deferred share units will be adjusted to preserve the value of your deferred stock units in the event of a Zimmer stock dividend, stock split, recapitalization or other financial restructuring that affects the value of Zimmer shares.

11. CONDITIONS OF THIS LETTER AGREEMENT. The incentive payments and benefits described in this letter agreement are contingent upon: (a) the Effective Date occurring on or before September 30, 2001 and, with respect to payments and benefits contingent upon a Spin-Off, the consummation of the Spin-Off on or before March 31, 2002; (b) your continuous employment with Zimmer through and including the date of the relevant award, and your cessation of employment within the Bristol-Myers Squibb controlled group (as defined under section 1563(a) of the Internal Revenue Code) as a result of the Spin-Off; (c) your execution on the date of the consummation of the Spin-Off, and the effectiveness, of a general release in favor of Bristol-Myers Squibb, its affiliates, and others related to such entities (including but not limited to their directors, officers, employees) and a limited release of Zimmer, its affiliates, and others related to such entities (including but not limited to their directors, officers, employees) with respect to Zimmer's obligations in connection with the Spin-Off, in form and substance satisfactory to Bristol-Myers Squibb and Zimmer, (d) your honoring the need for strict confidentiality regarding the IPO and the Spin-Off and the terms of this letter agreement, neither of which should be discussed with anyone (other than your personal financial or legal advisors) without the express and specific permission of George P. Kooluris, Senior Vice President, Corporate Development, it being acknowledged that matters relating to the IPO and the Spin-Off (except the terms of this letter agreement) may be discussed only with employees of Bristol-Myers Squibb and its

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J. Raymond Elliott
February 21, 2001
Page 9

affiliates and their legal and financial advisors who are participating in the IPO and the Spin-Off process and no others (and then only with those individuals on a "need to know" basis); (e) your providing full support and cooperation in the best interests of Bristol-Myers Squibb and Zimmer up to and including the date of the Spin-Off; and (f) following the Spin-Off, your taking no action, excluding normal competitive activity not contrary to law and not inconsistent with your other contractual obligations to Bristol-Myers Squibb, Zimmer or their affiliates, but including any actions prohibited by this letter agreement, which would be considered contrary to the best interests of Bristol-Myers Squibb, Zimmer or their affiliates.

12. NON-COMPETE AND NON-SOLICITATION. As a condition to your receipt of any payments or benefits under this letter agreement, you agree that, for a period commencing on the date of your execution of this letter agreement and ending on the date which is one year after the consummation of the Spin-Off you will not, directly or indirectly, (i) own, manage, control or participate in the ownership, management or control of, be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is engaged in any manner in, or otherwise competes with, the business of Zimmer or any of its affiliates in the United States of America or any of the countries in which Zimmer or any of its affiliates is doing business, (ii) solicit on behalf of any other corporation, partnership, proprietorship, firm, association, or other business entity, any person or business that is a customer or supplier of Zimmer or any of its affiliates, or (iii) solicit for employment, hire, employ, or retain in any capacity (including but not limited to as an employee, director, independent contractor, consultant or otherwise), other than for employment within Zimmer or its affiliates in conjunction with the IPO and Spin-Off or within Bristol-Myers Squibb or its affiliates, any person who is employed or otherwise engaged on a full or part-time basis by Bristol-Myers Squibb or its affiliates (including but not limited to Zimmer). You understand and agree that a breach by you of this paragraph would be a material breach of your obligations under this letter agreement, and that, if any amounts have been provided to you under the terms of this letter agreement prior to any such breach, in addition to any other remedy that may be available to Bristol-Myers Squibb in law or at equity, upon demand, you will promptly return all such amounts to Bristol-Myers Squibb or Zimmer as appropriate.

13. NOT AN EMPLOYMENT AGREEMENT. The terms of this letter agreement neither bind you to continued employment with Bristol-Myers Squibb, Zimmer, their affiliates or any successor thereto, nor confer any rights upon you with respect to the continuation of employment by Bristol-Myers Squibb, Zimmer, their affiliates or any successor thereto.

14. WITHHOLDING. It is understood and agreed that all amounts, payments or benefits payable to you as described in this letter agreement (except as otherwise provided in Section 8D of this letter agreement) represent gross amounts (as opposed to net after-tax amounts), and that Bristol-

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J. Raymond Elliott
February 21, 2001
Page 10

Myers Squibb, Zimmer or its affiliates or agents are hereby authorized to withhold any and all applicable withholdings and taxes from any such amounts, payments or benefits.

15. EXCLUSIVE RETENTION AND SEVERANCE BENEFIT. In the event that any or all other employees of Zimmer receive or are offered either a retention or similar bonus payable upon or in connection with the IPO or the Spin-Off (a "Retention Bonus"), or an enhanced severance benefit payable upon or in connection with the IPO or the Spin-Off, you understand and agree that you will not be eligible to receive such Retention Bonus or enhanced severance benefit, except as explicitly set forth in this letter agreement.

16. RETURN OF COMPANY PROPERTY AND USE OF COMPANY PERQUISITES. In the event of your separation from Bristol-Myers Squibb, Zimmer or their affiliates (whether prior to or in connection with the IPO or Spin-Off), you agree to return all property belonging to Bristol-Myers Squibb, Zimmer or their affiliates (including but not limited to any company laptop or computers, and other equipment, documents and property belonging to Bristol-Myers Squibb, Zimmer or their affiliates) upon such separation (in accordance with the normal practice relating thereto); provided, however, at Zimmer's discretion you may continue to retain use of your employer-provided automobile, and, if applicable, may continue to use the employer-provided financial counseling, tax preparation assistance, and club membership.

17. GOVERNING LAW; JURISDICTION. This letter agreement will be governed by and construed under the laws of the State of New York, without regard to its principles of conflict of laws. You and Bristol-Myers Squibb agree to submit to the jurisdiction of the courts of the state of New York in the event of any dispute regarding this letter agreement.

Please acknowledge your understanding of and agreement to the provisions of this letter agreement by signing and returning a copy of this letter to me by March 9, 2001.

Very truly yours,

George P. Kooluris
Senior Vice President
Corporate Development
Bristol-Myers Squibb Company

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J. Raymond Elliott
February 21, 2001
Page 11


J. Raymond Elliott
President, Zimmer
Zimmer, Inc.


AGREED TO AND ACCEPTED:


-----------------------------------


DATE:
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